Exhibit 99.7

SHARE TRANSFER AGREEMENT

THIS AGREEMENT dated as of April 1, 2024.

AMONG:

NOVACAP TMT IV, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap IV”),

AND

NOVACAP INTERNATIONAL TMT IV, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap Intl. IV”),

AND

NVC TMT IV, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC IV”),

AND

NOVACAP TMT V, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap V”),

AND

NOVACAP INTERNATIONAL TMT V, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap Intl. V”),

AND

NOVACAP TMT V-A, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap V-A”),

AND

NVC TMT V, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC V”),

AND

NVC TMT V-A, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC V-A”),

AND

NOVACAP TMT V CO-INVESTMENT (NUVEI), L.P.,

a limited partnership created under the laws of the Province of Québec,

(hereinafter called “Novacap V Co-Investment” and collectively with Novacap IV, Novacap Intl. IV, NVC IV, Novacap V, Novacap Intl. V, Novacap V-A, NVC V and NVC V-A, the “Novacap Rollover Shareholders”),

AND

NOVACAP TMT VI, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap VI”)

AND

NOVACAP INTERNATIONAL TMT VI, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap Intl. VI”)

AND

NOVACAP INTERNATIONAL VI-A, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “Novacap Intl. VI-A”)

AND

NVC TMT VI, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC VI”)

AND

NVC TMT VI-A, L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC VI-A”)

AND

NVC TMT VI (S.P.), L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC VI (S.P.)”)

AND

NVC TMT VI-A (S.P.), L.P.,

a limited partnership created under the laws of the Province of Québec,
(hereinafter called “NVC VI-A (S.P.)”)

AND

NVC INTERNATIONAL TMT VI, L.P.,

a limited partnership created under the laws of the Province of Québec,

(hereinafter called “NVC Intl. VI” and collectively with Novacap VI, Novacap Intl. VI, Novacap Intl. VI-A, NVC VI, NVC VI-A, NVC VI (S.P.), NVC VI-A (S.P.), the “Novacap VI Entities”)

AND

NEON MAPLE PURCHASER INC.,

a corporation governed by the Canada Business Corporations Act,
(hereinafter called “Purchaser”),

AND

NEON MAPLE PARENT INC.,

a corporation governed by the Business Corporations Act (Ontario),
(hereinafter called “Parent”),

WHEREAS:

A.	Purchaser and Nuvei Corporation (the “Company”) wish to enter into an arrangement agreement to be dated as of the date hereof (the “Arrangement Agreement”) providing for, among other things, the acquisition by Purchaser (the “Arrangement”) of all of the issued and outstanding subordinate voting shares (the “Subordinate Voting Shares”) and multiple voting shares of the Company (the “Multiple Voting Shares” and together with the Subordinate Voting Shares, the “Shares”), other than the Novacap Shares (as defined below) and certain Shares held by certain shareholders (the “Other Rollover Shareholders”) who have entered into a share transfer agreement or a share transfer and incentive award exchange agreement with Purchaser and Parent (together with this Share Transfer Agreement, the “Rollover Agreements”) substantially concurrently herewith, by way of a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “Plan of Arrangement”);

B.	Each Novacap Rollover Shareholder is the registered and/or beneficial owner of and has voting control or direction over the Shares set forth in Schedule A hereto (collectively, the “Novacap Shares”);

C.	Subject only to the occurrence of the Closing prior to a termination of this share transfer agreement (together with the Schedules and Exhibits attached hereto, the “Agreement”) pursuant to Section 7 hereof and in accordance with, and effective at the respective times specified in, the Plan of Arrangement, each of the Novacap Rollover Shareholders will (i) sell to Purchaser, and Purchaser will purchase, directly or indirectly pursuant to the Holdco Alternative (as defined below), the Novacap Shares owned by each such Novacap Rollover Shareholder upon and subject to the terms of this Agreement, including the steps plan set out as part of Exhibit A (the “Steps Plan”) in consideration for a combination of cash and the issuance by Purchaser of Series C1 or Series C2 non-voting common shares in the capital of Purchaser (the “Purchaser Shares”) as set out in Section 1(4), and thereafter, (ii) sell such Purchaser Shares to Parent in exchange for a certain number of C1 or Series C2 non-voting common shares in the capital of Parent (“Parent Non-Voting

Shares”) as set out in Section 1(5) and thereafter, (iii) exchange such Parent Non-Voting Shares for a certain number of C1 or Series C2 voting common shares in the capital of Parent (“Parent Voting Shares”) as set out in Section 1(6);

D.	The parties intend that the sale and purchase of the Novacap Shares, directly or indirectly pursuant to the Holdco Alternative (as defined below), in consideration for Purchaser Shares and cash and the subsequent sale and purchase of the Purchaser Shares to Parent in consideration for Parent Non-Voting Shares each governed by subsection 85(2) of the Income Tax Act (Canada) (the “Tax Act”) (and the analogous provisions of any applicable provincial or territorial income tax law) and that the subsequent transfer of the Parent Non-Voting Shares to Parent in exchange for Parent Voting Shares shall occur on a tax-deferred basis for purposes of the Tax Act (and any applicable provincial or territorial income tax law);

E.	Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Section	1 NOVACAP SUBSCRIPTION AND ACQUISITION OF NOVACAP SHARES

(1)	On the day immediately prior to the Effective Date, the Novacap Rollover Shareholders shall subscribe, for cash consideration on terms and conditions set out in Exhibit B, in the aggregate, for the number of Parent Voting Shares set out opposite the reference “Novacap Rollover Shareholders” in Exhibit C, without requiring the Novacap Rollover Shareholders to guarantee or to be otherwise liable for any obligations or liabilities of Purchaser or Parent under the Arrangement Agreement or the Plan of Arrangement.

(2)	On the Effective Date and at the time set forth in the Plan of Arrangement (the “Rollover Closing”), each Novacap Rollover Shareholder shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase from each Novacap Rollover Shareholder, all direct and indirect right, title and interest of each Novacap Rollover Shareholder in and to the Novacap Shares for a purchase price determined as provided in Section 1(3) of this Agreement.

(3)	The aggregate purchase price of the Novacap Shares shall be the product of (A) the number of Novacap Shares multiplied by (B) the per Share consideration in cash set forth in the definition of Consideration in the Plan of Arrangement.

(4)	The aggregate purchase price for the Novacap Shares held directly, or indirectly pursuant to the Holdco Alternative (as defined below), by each Novacap Rollover Shareholder shall be satisfied by Purchaser on the Effective Date and at the time specified in the Plan of Arrangement:

(a)	as to a percentage of the aggregate purchase price that is equal to such Novacap Rollover Shareholder’s Rollover Percentage (as defined below), by the allotment and issuance by Purchaser of a number of Purchaser Shares to such Novacap Rollover Shareholder, at a subscription price for each Purchaser

Share issued on the Effective Date equal to the subscription price for all other such shares issued on such date; and

(b)	as to the remainder of the aggregate purchase price, by an aggregate amount in cash payable at Closing by the Depositary in the same manner as other shareholders of the Company pursuant to the Plan of Arrangement.

In this Agreement, “Rollover Percentage” means, for each Novacap Rollover Shareholder, a fraction, the numerator of which is (i) such Novacap Rollover Shareholder’s percentage interest in Parent following completion of the transactions contemplated by the Arrangement Agreement and this Agreement as set forth in Schedule B multiplied by (ii) the aggregate subscription price paid by investors subscribing for shares of Parent at or prior to the Closing in accordance with the Steps Plan and Exhibit C (in cash, Purchaser Shares or otherwise, without duplication), and the denominator of which is (iii) the per Share consideration in cash set forth in the definition of Consideration in the Plan of Arrangement, multiplied by (iv) the number of such Novacap Rollover Shareholder’s Novacap Shares. For illustrative purposes only, an example of the Rollover Percentage calculation is set out in Exhibit D hereto.

(5)	Following the issuance of Purchaser Shares to each Novacap Rollover Shareholder, on the Effective Date and at the time set forth in the Plan of Arrangement, each Novacap Rollover Shareholder shall sell, transfer, assign and convey to Parent and Parent shall purchase from each Novacap Rollover Shareholder all right, title and interest of each Novacap Rollover Shareholder in and to the Purchaser Shares received pursuant to Section 1(4)(a) in exchange for the allotment and issuance to each Novacap Rollover Shareholder the number of Parent Non-Voting Shares set out on Schedule B.

(6)	Following the acquisition of Parent Non-Voting Shares by each Novacap Rollover Shareholder, on the Effective Date and following completion of the steps set forth in the Plan of Arrangement, each Novacap Rollover Shareholder shall sell, transfer, assign and convey to Parent, and Parent shall purchase from each Novacap Rollover Shareholder for cancellation, all right, title and interest of each Novacap Rollover Shareholder in and to the Parent Non-Voting Shares received pursuant to Section 1(5) in exchange for the allotment and issuance to each Novacap Rollover Shareholder of the number of Parent Voting Shares set out on Schedule B.

(7)	Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary to make effective and carry out this Agreement, customary for transactions of this type and kind, including a definitive shareholders’ agreement (the “Shareholders’ Agreement”) and for other matters referenced on Exhibit A hereto (collectively, including the Shareholders’ Agreement, the “Additional Agreements”), (a) in the case of the Shareholders’ Agreement, on terms and conditions consistent in all respects with those set forth on Exhibit A hereto, (b) in the case of the Steps Plan, consistent in all material respects with the steps set forth on Exhibit A hereto, and (c) in each case on such other terms and conditions as the parties shall negotiate in good faith consistent in all material respects with this Agreement and the other Exhibits hereto. By executing this Agreement, the Novacap Rollover Shareholders hereby agree to consummate the Rollover Closing and the other transactions contemplated by this Agreement and the Plan of Arrangement regardless of whether the Additional Agreements have been agreed and entered into at or immediately prior to the Rollover Closing. In the event the parties do not enter into the

Shareholders’ Agreement or similar Additional Agreement governing all matters referenced in Exhibit A prior to the Rollover Closing, it is agreed to and understood by the parties hereto that the terms and conditions in Exhibit A shall govern and become effective and operative at the Rollover Closing until such time as the parties enter into such Additional Agreement(s), as the case may be.

(8)	The Novacap Rollover Shareholders, acting together, may, at their sole discretion, elect in respect of all (but not less than all) of the Novacap Shares, by notice in writing provided to Purchaser not later than 5:00 p.m. (Montréal time) on the twentieth (20th) Business Day prior to the Effective Date, to sell to Purchaser all (but not less than all) of the issued shares of one and the same corporation (“Qualifying Holdco”), in lieu of such Novacap Shares, which shares of Qualifying Holdco shall not be comprised of more than two classes of shares, one class of common shares and one class of preferred shares, and shall meet the conditions described below (the “Holdco Alternative”):

(a)	such Qualifying Holdco was incorporated under the CBCA not earlier than the date of this Agreement, unless written consent is obtained from Purchaser, such consent not to be unreasonably withheld, conditioned or delayed;

(b)	such Qualifying Holdco is a single purpose corporation that has not carried on any business, has no employees, has not held or does not hold any assets other than the Novacap Shares and a nominal amount of cash, has never entered into any transaction other than those relating to and necessary for the ownership of the Novacap Shares, for the avoidance of doubt, including transactions relating to the extraction of safe income, or, with Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed), such other transactions as are necessary to facilitate those transactions described in the Plan of Arrangement;

(c)	at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatsoever (except to Purchaser and the Company under the terms of the Holdco Alternative);

(d)	at the Effective Time, such Qualifying Holdco will not have unpaid declared dividends and, prior to the Effective Time, such Qualifying Holdco shall not have paid any dividends or other distributions, other than an increase in stated capital, a stock dividend or a dividend paid through the issuance of a promissory note with a determined principal amount and any such promissory note issued in relation to the payment of any such dividend shall no longer be outstanding as of the Effective Time or any other transactions effected in relation to the extraction of safe income;

(e)	such Qualifying Holdco shall have no shares outstanding other than the shares being disposed of to Purchaser by the Novacap Rollover Shareholders, who shall be the sole beneficial owners of such shares;

(f)	at all times such Qualifying Holdco shall be a resident of Canada for the purposes of the Tax Act and shall not be a resident of, and shall have no taxable presence in, any other country;

(g)	the Novacap Rollover Shareholders shall at their cost and in a timely manner prepare and file all income Tax Returns of such Qualifying Holdco in respect of the taxation year of such Qualifying Holdco ending in connection with the acquisition of such Qualifying Holdco by Purchaser (as well as all income tax returns, if any, of such Qualifying Holdco in respect of prior taxation years, if any), subject to Purchaser’s right to review and approve all such Tax Returns as to form and substance (such approval not to be unreasonably withheld, conditioned or delayed);

(h)	each Novacap Rollover Shareholder shall indemnify the Company and Purchaser, and any successor thereof, for any and all liabilities of the Qualifying Holdco (other than Tax liabilities of the Qualifying Holdco that arise as a result of an event arising after the Effective Date and that are not in respect of any taxation period ending on or prior to the Effective Date) in a form satisfactory to Purchaser, acting reasonably; the Company and/or Purchaser shall first afford a reasonable opportunity to the Novacap Rollover Shareholders to comment and participate in the process of defending any proposed assessment or reassessment, notice of assessment or reassessment or any claim in respect of which the Novacap Shareholders could be required to make a payment under this clause. Neither Purchaser nor the Company is authorized to settle or otherwise compromise, without the Novacap Shareholders’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, any matter which could give rise to a claim under this clause;

(i)	the Novacap Rollover Shareholders will be required to enter into a share purchase agreement and other ancillary documentation containing representations and warranties equivalent in substance to those set forth at Section 4(1) hereof, and representations and warranties in respect of the status of the Qualifying Holdco as set forth in this Section 1(8)(b) to (f), and customary covenants acceptable to Purchaser, acting reasonably;

(j)	the Novacap Rollover Shareholder will provide the Company and Purchaser with copies of all documents necessary to effect the transactions contemplated herein on or before the fifteenth (15th) Business Day preceding the Effective Date, the completion of which will, to the knowledge of the Novacap Rollover Shareholders, comply with applicable Laws (including Securities Laws) at or prior to the Effective Time; and

(k)	the entering into or implementation of the Holdco Alternative: (i) will not require Purchaser or the Company to obtain any approvals from a Governmental Entity; (ii) will not delay the date of the Meeting; (iii) will not impede, materially delay or prevent the satisfaction of any other conditions set forth in the Arrangement Agreement or the consummation of the Arrangement; and (iv) will not result in any delay in completing any other transaction contemplated by this Agreement or the Arrangement Agreement.

Any Novacap Rollover Shareholder who elects the Holdco Alternative will be required to make full disclosure to Purchaser of all transactions involved in such Holdco Alternative (including but not limited to, for greater certainty, in respect of any increases in stated capital, stock dividends or dividends-in-kind). In the event that the Holdco Alternative is elected by the Novacap Rollover Shareholders in accordance with this Section 1(8), the provisions of Section 1(3) and Section 1(4), Section 2 and Section 3(1) hereof shall be deemed to be adjusted, mutatis mutandis, to provide for the sale of shares of such Qualifying Holdco.

Section	2 ELECTION UNDER THE TAX ACT

(1)	It is intended that the transfer of Novacap Shares and shares of a Qualifying Holdco to Purchaser hereunder by each Novacap Rollover Shareholder may occur on a fully or partially tax-deferred basis for purposes of the Tax Act and applicable provincial or territorial income tax statutes as may be determined by each Novacap Rollover Shareholder in its sole discretion. Each Novacap Rollover Shareholder shall be entitled to make a joint income tax election with Purchaser pursuant to subsection 85(2) of the Tax Act (and any analogous provision of provincial or territorial income tax law) (a “Section 85 Election”) with respect to the transfer of Novacap Shares and shares of a Qualifying Holdco to Purchaser. Within the earlier of (a) ninety (90) days following the Effective Time and (b) February 15 of the calendar year following the calendar year in which the Effective Time occurs, Purchaser and the Company shall provide each Novacap Rollover Shareholder with such information (the “Election Information”) with respect to Purchaser and the Company as is required to enable the Novacap Rollover Shareholder to complete the prescribed election forms. Provided that two (2) signed copies of the prescribed election forms are delivered by a Novacap Rollover Shareholder to Purchaser on or before thirty (30) days after the date on which Purchaser and the Company provide the Election Information to the Novacap Rollover Shareholders, duly completed with the details of the Novacap Shares purchased from such Novacap Rollover Shareholder and the elected amount for purposes of the election in respect of such Novacap Shares, and subject to such election forms complying with applicable Law, Purchaser shall have such forms signed by an appropriate signing officer of Purchaser and returned to such Novacap Rollover Shareholder within twenty (20) days after delivery of such election forms to Purchaser for filing by the Novacap Rollover Shareholder with the relevant tax authorities. Such Novacap Rollover Shareholder shall file each of such elections in the form and within the time required by applicable Law. Except for the foregoing obligations, Purchaser shall have no responsibility whatsoever and will not in any way be obligated to indemnify a Novacap Rollover Shareholder in respect of any losses that may be suffered by reason of any inaccuracy or incompleteness of any such election forms and such Novacap Rollover Shareholder shall be responsible for any Taxes (including, for greater certainty, any interest and penalties) assessed under the Tax Act or any other relevant provincial or territorial legislation arising out of or by virtue of the execution or filing of such election by the Novacap Rollover Shareholder.

(2)	It is intended that the transfer of Purchaser Shares by each Novacap Rollover Shareholder to Parent hereunder occur on a fully or partially tax-deferred basis for purposes of the Tax Act and applicable provincial or territorial income tax statutes as may be determined by each such Novacap Rollover Shareholder in its sole discretion. Each Novacap Rollover Shareholder shall be entitled to make a Section 85 Election with respect to the transfer of Purchaser Shares to Parent in consideration for Parent Non-Voting Shares and the provisions of Section 2(1) of this Agreement shall apply to with respect to the making of any such Section 85 Election mutatis mutandis.

Section	3 STATED CAPITAL

(1)	In respect of the issuance of Purchaser Shares in full or partial consideration for the transfer of Novacap Shares by each of the Novacap Rollover Shareholders to Purchaser hereunder, Purchaser shall add to the stated capital account maintained for its Series C1 non-voting common shares and Series C2 non-voting common shares, in accordance with the provisions of section 26 of the Canada Business Corporations Act, an amount equal to the fair market value of the Novacap Shares immediately prior to the transfer of such shares to Purchaser pursuant to Section 1(2) of this Agreement less the amount of cash described in Section 1(4)(b). Purchaser and the Novacap Rollover Shareholders acknowledge that the amount added to the “paid-up capital” of the Series C1 non-voting common shares and Series C2 non-voting common shares of Purchaser for purposes of the Tax Act in respect of the issuance of Purchaser Shares to the Novacap Rollover Shareholders may be less than the amount added to the stated capital, including by virtue of the filing of any Section 85 Election in accordance with Section 2 hereof.

(2)	In respect of the issuance of Parent Non-Voting Shares in consideration for the transfer of Purchaser Shares by each of the Novacap Rollover Shareholders to Parent hereunder, Parent shall add to the stated capital account maintained for its Series C1 non-voting common shares and Series C2 non-voting common shares, in accordance with the provisions of section 24 of the Business Corporations Act (Ontario), an amount equal to the fair market value of the Purchaser Shares immediately prior to the transfer of such shares to Parent pursuant to Section 1(5) of this Agreement. Parent and the Novacap Rollover Shareholders acknowledge that the amount added to the “paid-up capital” of the Series C1 non-voting common shares and Series C2 non-voting common shares of Parent for purposes of the Tax Act in respect of the issuance of Parent Non-Voting Shares to the Novacap Rollover Shareholders may be less than the amount added to the stated capital, including by virtue of the filing of any Section 85 Election in accordance with Section 2 hereof.

(3)	In respect of the issuance of Parent Voting Shares in consideration for the transfer of Parent Non-Voting Shares by each of the Novacap Rollover Shareholders to Parent hereunder for cancellation, Parent shall add to the stated capital account maintained for its Series C1 voting common shares and Series C2 voting common shares, in accordance with the provisions of section 24 of the Business Corporations Act (Ontario), an amount equal to the fair market value of the Parent Non-Voting Shares immediately prior to the transfer of such shares to Parent pursuant to Section 1(6) of this Agreement. Parent and the Novacap Rollover Shareholders acknowledge that the amount added to the “paid-up capital” of the Series C1 voting common shares and Series C2 voting common shares of Parent for purposes of the Tax Act in respect of the issuance of Parent Voting Shares to the Novacap Rollover Shareholders may be less than the amount added to the stated capital.

Section	4 REPRESENTATIONS AND WARRANTIES

(1)	Each Novacap Rollover Shareholder represents and warrants to Purchaser and Parent as follows as of the date hereof and as of the Rollover Closing, and acknowledges that each of Purchaser and Parent is relying upon such representations and warranties in entering into this Agreement and the Arrangement Agreement:

(a)	it is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and it has all requisite corporate or other power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and no other corporate or other proceedings on its part are necessary to authorize this Agreement;

(b)	this Agreement has been duly executed and delivered by the Novacap Rollover Shareholder and constitutes a legal, valid and binding agreement of the Novacap Rollover Shareholder enforceable against it in accordance with its terms subject only to (i) any limitation on enforcement under Laws relating to bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction and the execution and delivery of this Agreement by the Novacap Rollover Shareholder, and performance of its obligations hereunder do not and will not (i) contravene, conflict with, or result in a violation or breach of the Novacap Rollover Shareholder’s Constating Documents, or (ii) to its knowledge, contravene, conflict with or result in a violation or breach of Law;

(c)	other than the Novacap Shares set forth opposite its name in Schedule A, the Novacap Rollover Shareholder does not own of record or beneficially, or exercise control or direction over, or hold any right to acquire, any securities or any securities convertible or exchangeable into any additional securities, of the Company or any of its affiliates;

(d)	the Novacap Rollover Shareholder is the sole legal and beneficial owner of the Novacap Shares set forth opposite its name in Schedule A;

(e)	none of the Novacap Shares (or, the shares of a Qualifying Holdco, as the case may be), Purchaser Shares or the Parent Non-Voting Shares is (or will be at the time of their disposition) “taxable Canadian Property” within the meaning of the Tax Act;

(f)	except as contemplated in the Arrangement Agreement, under this Agreement and under the support and voting agreement dated as of the date hereof among the Novacap Rollover Shareholders and Purchaser (the “Support and Voting Agreement”), the Novacap Rollover Shareholder is and will be, immediately prior to the Effective Time on the Effective Date, the legal and beneficial owner of its Novacap Shares, with good and marketable title thereto, free and clear of any and all hypothecs, mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(g)	no Person has any agreement or option, or any right or privilege (whether by law, pre- emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Novacap Shares, or any interest therein or right thereto, except pursuant to this Agreement, the Arrangement Agreement or the Support and Voting Agreement;

(h)	the Novacap Rollover Shareholder has the sole and exclusive right to enter into this Agreement and to sell and vote or direct the sale and voting of its Novacap Shares as contemplated herein and in the Support and Voting Agreement;

(i)	except for the amended and restated investor rights agreement dated October 4, 2021 between the Company, Whiskey Papa Fox Inc., the Novacap Rollover Shareholders and CDP Investissements Inc., this Agreement and the Support and Voting Agreement, none of its Novacap Shares is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind;

(j)	no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Novacap Rollover Shareholder in connection with the execution, delivery or performance of this Agreement (other than pursuant to the requirements of applicable Securities Laws); and

(k)	there are no legal Proceedings in progress or pending before any Governmental Entity or, to its knowledge, threatened against the Novacap Rollover Shareholder or any judgment, decree or order against the Novacap Rollover Shareholder that would materially adversely affect in any manner the ability of the Novacap Rollover Shareholder to enter into this Agreement and to perform its obligations hereunder.

(2)	Purchaser and Parent each hereby solidarily represents and warrants to each Novacap Rollover Shareholder as of the date hereof and as of the Rollover Closing as follows, and acknowledges that each Novacap Rollover Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)	it is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and it has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and no other corporate proceedings on its part are necessary to authorize this Agreement;

(b)	each of Purchaser and Parent is a single purpose corporation that, except in respect of or as contemplated by the Arrangement, the Arrangement Agreement, this Agreement, the Rollover Agreements and the Steps Plan, (i) has not carried on any business; (ii) has no employees; (iii) has not held or does not hold any assets; and (iv) has no contingent or outstanding liabilities and has never entered into any transaction other than those incidental to the incorporation and organization of the Parent and Purchaser, including the subsidiaries of Parent set out in the Steps Plan, and entering into of the Arrangement Agreement and other agreements incidental to the consummation of the Arrangement and the Financing necessary to consummate the Arrangement;

(c)	this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding agreement of itself enforceable against it in accordance with its terms subject only to (i) any limitation on enforcement under Laws relating to bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(d)	the execution and delivery of this Agreement by it, and performance of its obligations hereunder do not and will not (i) contravene, conflict with, or result in a violation or breach of its Constating Documents, or (ii) assuming satisfaction of, or compliance with, the matters referred to in Paragraph (4) of Schedule D of the Arrangement Agreement, contravene, conflict with or result in a violation or breach of Law; except as would not, individually or in the aggregate, materially delay, impede or prevent its ability to consummate the Arrangement and the transactions contemplated thereby;

(e)	no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by it in connection with the execution, delivery or performance of this Agreement;

(f)	there are no legal Proceedings in progress or pending before any Governmental Entity or, to its knowledge, threatened against it or any judgment, decree or order against it that would materially adversely affect in any manner its ability to enter into this Agreement and to perform its obligations hereunder;

(g)	at all relevant times, each of Purchaser and Parent is a “taxable Canadian corporation”, within the meaning of the Tax Act;

(h)	the Purchaser Shares have been duly authorized and reserved for issuance and, when issued on the Rollover Closing in accordance with the terms hereof, will be validly issued as fully paid and non-assessable shares of Purchaser, free and clear of any and all hypothecs, mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever other than (i) those arising under the Shareholders’ Agreement, (ii) those arising under the constating documents of Purchaser, (iii) restrictions on transfer arising under applicable Securities Laws or (iv) those securing any obligations of the Novacap Rollover Shareholder or an affiliate thereof (to the extent the Novacap Rollover Shareholders or any such affiliate have taken any steps in that respect);

(i)	the Parent Non-Voting Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms hereof, will be validly issued as fully paid and non-assessable shares of Parent, free and clear of any and all hypothecs, mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever other than (i) those arising under the Shareholders’ Agreement, (ii) those arising under the constating documents of Parent, (iii) restrictions on transfer arising under applicable Securities Laws or (iv) those securing any obligations of the Novacap Rollover Shareholder or an affiliate thereof (to the extent the Novacap Rollover Shareholders or any such affiliate have taken any steps in that respect);

(j)	the Parent Voting Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms hereof, will be validly issued as fully paid and non-assessable shares of Parent, will have the attributes set out in Exhibit C and will be free and clear of any and all hypothecs, mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever other than (i) those arising under the Shareholders’ Agreement, (ii) those arising under the constating documents of Parent, (iii) restrictions on transfer arising under applicable Securities Laws or (iv) those securing any obligations of the Novacap Rollover Shareholder or an affiliate thereof (to the extent the Novacap Rollover Shareholders or any such affiliate have taken any steps in that respect);

(k)	Parent is an indirect owner of all of the outstanding shares of Purchaser as outlined in the Steps Plan;

(l)	a true and complete copy of each of the Rollover Agreements to be entered into concurrently with this Agreement by Purchaser and Parent with the Other Rollover Shareholders has been remitted to the Novacap Rollover Shareholders; and

(m)	immediately following (i) the subscription set forth in Section 1(1) and (ii) the Effective Time and after giving effect to the transactions contemplated by the Plan of Arrangement and the Rollover Agreements, the authorized share capital of Parent will consist of securities set forth in Exhibit C, of which only the securities set forth in Exhibit C will be issued and registered in the name of the holders set out therein.

Section	5 TRANSFERABILITY

(1)	Except for the transactions described herein and in the Plan of Arrangement, and except as otherwise provided in this Section 5, the Novacap Rollover Shareholders shall not, directly or indirectly, sell, transfer, assign, pledge, convert into Subordinate Voting Shares or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily by operation of law) any of the Novacap Shares or any interest therein (each, an “Impermissible Transaction”). Notwithstanding the foregoing or any other provision contained herein, but subject to the obligations of the Novacap VI Entities pursuant to Section 5(2), each Novacap Rollover Shareholder may sell, transfer, assign, pledge or otherwise dispose of some or all of its interest in the shares of Qualifying Holdco to one or more affiliates of such Novacap Rollover Shareholder, including but not limited to one or more Novacap VI Entities (each, a “Transferee”), without the prior consent of Purchaser or Parent, provided that each such Transferee agrees to become a party to and be bound by this Agreement upon consummation of such sale, transfer or assignment.

(2)	Notwithstanding the foregoing or any other provision contained herein (including the Schedules hereto), the Novacap VI Entities acknowledge and agree that, as of the Rollover Closing, they alone or with one or more affiliates of the Novacap Rollover Shareholders will collectively hold Novacap Shares acquired from the Novacap Rollover Shareholders, whether directly or indirectly through the acquisition of shares of Qualifying Holdco, with a value of not less than $200 million funded from cash capital contributions to such Novacap VI Entities or such affiliates, with no less than $150 million of such amount held solely by Novacap VI Entities (such values to be determined based on the per Share consideration in cash set forth in the definition of Consideration in the Plan of Arrangement).

(3)	Any Impermissible Transaction shall be null and void ab initio, and the parties shall instruct the Company to instruct its transfer agent and other third parties not to, record or recognize any such Impermissible Transaction on the share register or other books and records of the Company.

Section	6 ARRANGEMENT AGREEMENT

The parties hereby acknowledge and agree that Purchaser may, in its sole and absolute discretion, modify or waive any term or condition of or amend or supplement the Arrangement Agreement in such manner as Purchaser considers, in its sole and absolute discretion, necessary or desirable, provided that any such modification, waiver, amendment or supplement shall not, without the prior consent of the Novacap Rollover Shareholders, reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement or on the economic interests of the Novacap Rollover Shareholders, including a decrease in the per share Consideration payable under the Arrangement or a change in the form of such Consideration, or be adverse to the Novacap Rollover Shareholders in a manner disproportionate to all other Shareholders or the Other Rollover Shareholders.

Section	7 TERMINATION AND SURVIVAL

(1)	This Agreement shall be automatically terminated and be of no further force or effect upon the valid termination of the Arrangement Agreement in accordance with its terms, except that in the case of a breach of this Agreement which occurred prior to such termination, the terms set out in Section 8 shall survive.

(2)	All covenants, representations, warranties and agreements contained in this Agreement shall survive the Rollover Closing and shall continue in full force and effect for the benefit of the party to whom such covenants, representations and warranties are given until the date that is two years after the date of the Rollover Closing.

Section	8 SPECIFIC PERFORMANCE AND OTHER EQUITABLE REMEDIES

(1)	The parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for proof of damages or for the securing or posting of any bond in connection with the obtaining of any such relief. The rights set forth in this Section 8, including rights of specific performance and enforcement, subject to Section 8(2), are in addition to any other remedy to which the parties may be entitled at Law or in equity. None of the parties shall object to the granting of injunctive relief, specific performance or other equitable relief on the basis that there exists an adequate remedy at Law.

(2)	Each party hereby agrees not to raise any objections to the availability of the equitable remedies provided for herein and the parties further agree that (a) by seeking the remedies provided for in this Section 8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages), and (b) neither the commencement of any Proceeding pursuant to this Section 8 nor anything set forth in this Section 8 shall restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

Section	9 GENERAL PROVISIONS

(1)	Time is of the essence in this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any party will have the effect of putting such party in default in accordance with Articles 1594 to 1600 of the Civil Code of Québec.

(2)	This Agreement is intended to be and shall be and operate as an immediate, irrevocable, and effective transfer and assignment of the Novacap Shares by each Novacap Rollover Shareholder to Purchaser, of the Purchaser Shares by each Novacap Rollover Shareholder to Parent, and of the Parent Non-Voting Shares by each Novacap Rollover Shareholder to Parent, in each case as at the time specified herein and in the Plan of Arrangement. The parties agree to do all such other acts and things as may be necessary to give effect to the provisions hereof, and without limiting the generality of the foregoing, to validly and effectively transfer the Novacap Shares from each Novacap Rollover Shareholder to Purchaser as at the Rollover Closing.

(3)	This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein. Each party to this Agreement irrevocably attorns and submits to the exclusive jurisdiction of the Québec courts situated in the City of Montreal and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.

(4)	Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email sent to and addressed:

(i)	if to Purchaser or Parent:

Neon Maple Purchaser Inc. / Neon Maple Parent Inc.
c/o Advent International, L.P.
Prudential Tower, 800 Boylston Street
Boston, MA 02199-8069

Attention: Amanda McGrady Morrison

Email: [Redacted]

with a copy to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, Ontario M5L 1A9

Attention: Shlomi Feiner and Catherine Youdan
Email: [Redacted]

and to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention: Willard S. Boothby, P.C. and Frances D. Dales
Email: [Redacted]

(ii)	if to the Novacap Rollover Shareholders:

c/o Novacap Management Inc.
700-3400 de l’Éclipse Street
Brossard, Québec J4Z 0P3

Attention: Pascal Tremblay, President and Chief Executive Officer, Managing Partner, David Lewin, Senior Partner, and Maxime Charbonneau, Principal, Legal Affairs

Email: [Redacted]

with a copy to:

Fasken Martineau DuMoulin LLP
800 Square-Victoria, Suite 3500
Montréal, Québec H3C 0B4

Attention: Michel Boislard and Marie-Josée Neveu
Email: [Redacted]

Any notice or other communication is deemed to be given and received (a) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (b) if sent by overnight courier at or prior to the courier’s stated time for enabling next business day delivery, on the next Business Day, or (c) if sent by email, on the date such email was sent if it is a Business Day and such email was sent prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day (provided in the case of email that no “bounceback” or notice of non-delivery is received by the sender within thirty (30) minutes of the time of sending). A party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a party.

(5)	The provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed), other than as set forth at Section 5 with regard to the Novacap Rollover Shareholders, and except that Purchaser may assign its rights under this Agreement in whole or in part without the prior written consent of the Novacap Rollover Shareholders to the Financing Sources as collateral security for the obligations of Purchaser or its affiliates, as the case may be, to such financiers, provided, however, that no such assignments shall relieve Purchaser or Parent of their respective obligations hereunder.

(6)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(7)	This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto and with the prior written consent of the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed).

(8)	Purchaser and Parent hereby undertake not to, without the prior written consent of the Novacap Rollover Shareholders (not to be unreasonably withheld, conditioned or delayed) and the Company (the Company’s consent not to be unreasonably withheld, conditioned or delayed), modify or waive any material term or condition of or amend or supplement in any material respect any of the other Rollover Agreements.

(9)	This Agreement and the Support and Voting Agreement constitute an understanding between the parties hereto with respect to the subject matter hereof and supersede any prior agreement, representation or understanding with respect thereto.

(10)	All references to dollars or to $ are references to U.S. dollars, unless specified otherwise. All amounts and references to cash are to be denominated and paid in U.S. dollars, unless specified otherwise.

(11)	The provisions of this Agreement and all ancillary and related documents thereto have been freely negotiated and the parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

(12)	The parties expressly acknowledge that it is their express wish that this Agreement and all ancillary and related documents thereto be drafted in the English language. Les parties aux présentes confirment que ce contrat a été librement négocié et les parties confirment également leur volonté expresse que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais.

(13)	Except as required by applicable Laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other party, which shall not be unreasonably conditioned, withheld or delayed. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement or that refers to the Novacap Rollover Shareholders in connection with the Arrangement and to provide each other with a reasonable opportunity to review and comment on any draft of such public announcement or statement and to reasonably consider any such comments, subject to the overriding obligations of applicable Laws. Subject to the foregoing, each party hereby consents to the disclosure of the substance of this Agreement in any press release, documents filed with the Court in connection with the Arrangement or any filing pursuant to applicable Securities Laws, including the Circular and the Schedule 13E-3.

(14)	If at any time after Closing, Purchaser, Parent or any Novacap Rollover Shareholder determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Tax Act) or any other person has determined, that any transaction forming part of the same series of transactions as those contemplated by this Agreement is subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Tax Act, including as a result of any future amendments or proposed amendments to such provisions, and any provincial equivalents (in this Section 9(14), the “Disclosure Requirements”), Purchaser, Parent or the Novacap Rollover Shareholders, as the case may be, shall promptly inform the other Party of its intent, or any other person’s intent, to comply with the Disclosure Requirements and the Parties will cooperate with respect to determining the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party is required to file any applicable information return and/or disclosure in accordance with the Disclosure Requirements (in this Section 9(14), in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (in this Section 9(14), a “Disclosing Party”) shall submit to the other Party a draft of such Mandatory Disclosure at least 30 days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other Party shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least 15 days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law. This provision shall also apply, mutatis mutandis, if any Party intends, or becomes aware of any person’s intention, to file, in relation to any transaction forming part of the same series of transactions as those contemplated by this Agreement, any disclosure on a voluntary basis, including pursuant to the proposed subsection 237.3(12.1) of the Tax Act and any provincial equivalent.

(15)	Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to Novacap Shares prior to the Rollover Closing. All rights and all ownership and economic benefits of and relating to the Novacap Shares shall remain vested in and belong to the applicable Novacap Rollover Shareholder and nothing herein shall, or shall be construed to, grant the Parent or Purchaser any power, sole or shared, to direct or control the voting or, subject to Section 5, the disposition of any such Novacap Shares.

(16)	Each party will pay for its own fees, costs and expenses (including the fees, costs and expenses of legal counsel, accountants and other advisors) incurred by such party in connection with this Agreement.

(17)	In the event of any conflict between the terms of this Agreement and the Arrangement Agreement, the terms of the Arrangement Agreement will prevail and the parties hereto will forthwith cause any necessary alternations to be made to this Agreement so as to resolve the conflict.

(18)	This Agreement may be executed in any number of counterparts (including counterparts executed and delivered by electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned above.

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT IV, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP INTERNATIONAL TMT IV, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT IV, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT V, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP INTERNATIONAL TMT V, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT V-A, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT V, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT V-A, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT V CO-INVESTMENT (NUVEI), L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT VI, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP INTERNATIONAL TMT VI, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP INTERNATIONAL TMT VI-A, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT VI, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT VI-A, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT VI (S.P.), L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT VI-A (S.P.), L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NOVACAP MANAGEMENT INC., as general partner for NVC INTERNATIONAL TMT VI, L.P.

By:	/s/ Pascal Tremblay
Pascal Tremblay
President and CEO, Managing Partner

NEON MAPLE PURCHASER INC.

By:	/s/ Ben Scotto
Ben Scotto
President

NEON MAPLE PARENT INC.

By:	/s/ Ben Scotto
Ben Scotto
President

Schedule A

Rollover Shareholder Shares

[Omitted.]

Schedule B

Interest in Parent Following Completion of Transactions

[Omitted.]

EXHIBIT A

Governance Term Sheet and Steps Plan

[Omitted.]

EXHIBIT B

Form of Subscription for Parent Voting Shares

[Omitted.]

EXHIBIT C

Parent Capitalization

[Omitted.]

EXHIBIT D

Rollover Percentage Illustrative Example

[Omitted.]